EXHIBIT 99.1

Akorn Relaunches Ofloxacin Otic Solution

LAKE FOREST, Ill., Aug. 25, 2016 (GLOBE NEWSWIRE) -- Akorn, Inc. (Nasdaq:AKRX), a leading specialty pharmaceutical company, today announced that it has relaunched Ofloxacin Otic Solution 0.3%, a sterile aqueous anti-infective solution for otic use.

About Ofloxacin Otic Solution
Ofloxacin Otic Solution is indicated for the treatment of infections caused by susceptible isolates of the designated microorganisms in the specific conditions listed below:

  Otitis Externa in adults and pediatric patients, 6 months and older, due to Escherichia coli, Pseudomonas aeruginosa, and Staphylococcus aereus.
  Chronic Suppurative Otitis Media in patients 12 years and older with perforated tympanic membranes due to Proteus mirabilis, Pseudomonas aeruginosa and Staphylococcus aureus.
  Acute Otitis Media in pediatric patients one year and older with tympanostomy tubes due to Haemophilus influenzae, Moraxella catarrhalis, Pseudomonas aeruginosa, Staphylococcus aureus, and Streptococcus pneumoniae.

According to IMS Health, sales of Ofloxacin Otic Solution were approximately $33 million for the twelve months ended June 30, 2016.

About Akorn
Akorn, Inc. is a specialty generic pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; Hettlingen, Switzerland and Paonta Sahib, India that manufacture ophthalmic, injectable and specialty sterile and non-sterile pharmaceuticals. Additional information is available on Akorn’s website at www.akorn.com.

Forward Looking Statements
This press release includes statements that may constitute "forward looking statements", including statements regarding Akorn's goals and strategy. When used in this document, the words “continue,” “anticipate,” “plan,” “will,” “believe,” “estimate” and “expect” and similar expressions are generally intended to identify forward looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the susceptibility of our generic and off patent pharmaceutical products to competition, substitution policies and reimbursement policies of the government; the timing and success of product launches; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations; the continuing consolidation of our customer base, which could adversely affect sales of our products; our dependence on a small number of distributors, the loss of any of which could have a material adverse effect; changes in the laws and regulations and such other risks and uncertainties outlined in Akorn's public filings with the SEC. Except as expressly required by law, Akorn disclaims any intent or obligation to update these forward looking statements.

Investors/Media:
Stephanie Carrington
ICR, Inc.
(646) 277-1282
Stephanie.carrington@icrinc.com